Exhibit 11

Sidley Austin LLP   SIDLEY AUSTIN LLP   | BEIJING    GENEVA       SAN FRANCISCO
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                    NEW YORK, NY  10019 | CHICAGO    LONDON       SINGAPORE
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                    (212) 839 5599 FAX  | FRANKFURT  NEW YORK     WASHINGTON,DC
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                                          FOUNDED 1866

                                                                  June 15, 2006

Merrill Lynch Large Cap Growth Fund, a series of
Merrill Lynch Large Cap Series Funds, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Ladies and Gentlemen:

      We have acted as counsel for Merrill Lynch Large Cap Growth Fund (the "ML Fund"), a series of Merrill Lynch Large Cap Series Funds, Inc. (the "ML Company"), in connection with the proposed acquisition by the ML Fund of substantially all of the assets, and the proposed assumption by the ML Fund of certain stated liabilities, of BlackRock Large Cap Growth Equity Portfolio (the "BlackRock Fund"), a portfolio of BlackRock FundsSM ("BlackRock Funds"), and the simultaneous distribution to the BlackRock Fund of newly-issued shares of common stock of the ML Fund having an aggregate net asset value equal to the assets of the BlackRock Fund acquired by the ML Fund reduced by the amount of the liabilities of the BlackRock Fund assumed by the ML Fund (collectively, the "Reorganization"). This opinion is furnished in connection with the ML Company's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to shares of common stock, par value $0.10 per share, of the ML Fund (the "Shares"), to be issued in the Reorganization.

      As counsel for the ML Company and the ML Fund in connection with the Reorganization, we are familiar with the proceedings taken by the ML Company and to be taken by the ML Company in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Charter and By-laws of the ML Company, each as amended and restated as of the date hereof, and such other documents as we have deemed relevant to the matters referred to in this opinion.

      Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the ML Company, on behalf of the ML Fund, and BlackRock Funds, on behalf of the BlackRock Fund (the "Agreement and Plan"), as set forth in the joint proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of the ML Fund.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                                           Very truly yours,

                                                           /s/ Sidley Austin LLP

        Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships